Exhibit 99.1

For information, contact:
Investors - David Oatman  281-836-7035

Media - Susan Moore  281-836-7398

EXTERRAN PARTNERS TO ACQUIRE

COMPRESSION ASSETS FROM EXTERRAN HOLDINGS

HOUSTON (Mar. 8, 2013) — Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced that Exterran Partners will acquire assets from Exterran Holdings for consideration valued at $174 million including customer contracts relating to the operation of approximately 259,000 horsepower of compressor units.

Highlights of this transaction include:

•                  Assets to be acquired by Exterran Partners include Exterran Holdings’ contracts serving 50 customers together with approximately 370 compressor units used to provide compression services under those contracts, representing approximately 253,000 horsepower and approximately 8 percent (by available horsepower) of the combined U.S. contract operations business of Exterran Holdings and Exterran Partners.

•                  In addition, the acquisition will include contracts covering approximately 6,000 horsepower owned by Exterran Partners which are currently being leased to Exterran Holdings and approximately 200 compressor units comprising approximately 100,000 horsepower currently being leased from Exterran Holdings to Exterran Partners.

•                  The consideration to be paid to Exterran Holdings’ affiliates will consist entirely of Exterran Partners’ equity, comprised of approximately 7.1 million common units and approximately 145,000 general partner units.

•                  The transaction is subject to regulatory approval and other closing conditions and is expected to close in March or April 2013.

“This transaction is another important step in our plan for Exterran Partners to be the growth vehicle for our contract operations business in the United States. The acquisition will increase Exterran Partners’ contract operations fleet to approximately 2.4 million horsepower, bolstering its leading market position as a provider of natural gas contract operations services in the United States. We plan to continue to create value through Exterran Partners by continued growth through dropdown transactions, organic growth and third party acquisitions,” said Brad Childers, President and Chief Executive Officer of Exterran Holdings.

“We believe the transaction will create economic value for Exterran Partners by increasing distributable cash flow and enhancing its capital position,” said David Miller, Senior Vice President and Chief Financial Officer of Exterran Partners’ managing general partner. “Additionally, we believe we are making further progress in our goal to reduce and eventually eliminate the need for cost cap contributions from Exterran Holdings.”

In connection with and upon the closing of the transaction, the omnibus agreement between Exterran Partners and Exterran Holdings will be amended to, among other things, (i) increase the cap on selling, general and administrative costs from $10.5 million per quarter to $12.5 million per quarter, for the remainder of 2013, and to $15.0 million per quarter on January 1, 2014 and extending through the remainder of 2014, and (ii) increase the cap on operating costs from $21.75 per horsepower per quarter to $22.50 per horsepower per quarter, beginning on January 1, 2014, and extending through the remainder of 2014. These caps will now terminate on December 31, 2014, unless otherwise extended.

The transaction was approved by the conflicts committee of the board of directors of Exterran Partners’ managing general partner. The conflicts committee, which is comprised entirely of independent directors, retained independent legal and financial advisors to assist it in evaluating the transaction.

About Exterran Holdings and Exterran Partners

Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications.  Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners.  Headquartered in Houston, Texas, Exterran has approximately 10,000 employees and operates in approximately 30 countries.

Exterran Partners, L.P. is the leading provider of natural gas contract operations services to customers throughout the United States.  Exterran Holdings owns an equity interest in Exterran Partners, including all of the general partner interest.

For more information, visit www.exterran.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Exterran Holdings and Exterran Partners (the “Companies”), which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, the Companies’ financial and operational strategies and ability to successfully effect those strategies; statements regarding the ability of the Companies to complete their proposed transaction; the amendments to the omnibus agreement and the expected timing of the closing of the transaction; the expected benefits of the transaction and the overall dropdown strategy to the Companies; and Exterran Holdings’ intention to continue to offer the balance of its U.S. contract operations assets to Exterran Partners.

While the Companies believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of their business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: changes in the capital and financial markets that impact the effect of the drop-down of additional assets to Exterran Partners; local, regional, national and international economic conditions and the impact they may have on the Companies and their customers; changes in tax laws that impact master limited partnerships; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; Exterran Holdings’ ability to timely and cost-effectively execute larger projects; changes in political or economic conditions in key operating markets, including international markets; changes in safety, health environmental and other regulations; as to each of the Companies, the performance of the other entity; and the failure to satisfy the conditions to the closing of the transaction.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012, Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2012, and those set forth from time to time in the Companies’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com. Except as required by law, the Companies expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Exterran Holdings, Inc. and Exterran Partners, L.P.